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                                                                  Exhibit (d)(2)

                                October 29, 1999

Governor Funds
3435 Stelzer Road
Columbus, OH 43219

Re:      Governor Funds

Ladies and Gentlemen:

         By our execution of this letter agreement (the "Agreement"), intending to be legally bound hereby, Governors Group Advisors, Inc. (the "Advisor") agrees that in order to improve the performance of Governor Funds which is comprised of the Prime Money Market, U.S. Treasury Obligations Money Market, Established Growth, Aggressive Growth, Emerging Growth, International Equity, Intermediate Term Income, Limited Duration Government Securities, Pennsylvania Municipal Bond, Lifestyle Conservative Growth, Lifestyle Moderate Growth and Lifestyle Growth Funds (each a "Fund" and collectively, the "Funds"), the Advisor shall, from October 29, 1999 through October 31, 2000, waive all or a portion of its investment advisory fees in the amount necessary so that after fee waivers the maximum advisory fee shall not exceed .20% for the Prime Money Market Fund, .20% for the U.S. Treasury Obligations Money Market Fund, .60% for the Established Growth Fund, .70% for the Aggressive Growth Fund, .50% for the Emerging Growth Fund, .40% for the International Equity Fund, .30% for the Intermediate Term Income Fund, .30% for the Limited Duration Government Securities Fund, and .30% for the Pennsylvania Municipal Bond Fund. With respect to the Lifestyle Conservative Growth, Lifestyle Moderate Growth and Lifestyle Growth Funds (each, a "Lifestyle Fund," and, collectively, the "Lifestyle Funds"), the Advisor shall, from October 29, 1999 through October 31, 2000, waive all or a portion of its investment advisory fees and/or reimburse expenses (other than underlying fund expenses, brokerage commissions, extraordinary items, interest and taxes) in an aggregate amount equal to the amount by which a Lifestyle Fund's total operating expenses (other than underlying fund expenses, brokerage commissions, extraordinary items, interest and taxes) exceeds a total operating expense ratio (other than underlying fund expenses, brokerage commissions, extraordinary items, interest and taxes) of 1.65% of such Lifestyle Fund's average daily net assets.

         The Advisor acknowledges that it (1) shall not be entitled to collect on or make a claim for waived fees at any time in the future, and (2) shall not be entitled to collect on or make a claim for reimbursed Lifestyle Fund expenses at any time in the future.

                                        GOVERNORS GROUP ADVISORS, INC.

                                        By:  /s/ William C. Martindale Jr.
                                             --------------------------------

                                             Title:   CEO

Your signature below acknowledges
acceptance of this Agreement:

By: /s/ Michael Grunewald
    -----------------------------
    Michael Grunewald
    Treasurer
    Governor Funds